Exhibit 99.3

Suburban                                                            News Release
Propane                                                Contact: Robert M. Plante
                                        Vice President & Chief Financial Officer
                                            P.O. Box 206, Whippany,NJ 07981-0206
                                                             Phone: 973-503-9252

________________________________________________________________________________

FOR IMMEDIATE RELEASE

         Suburban Propane Partners, L.P. Announces Sale of Non-Strategic Mid-Continent Propane Related Assets to Ferrellgas Partners, L.P.

Whippany, New Jersey, January 12, 2004 -- Suburban Propane Partners, L.P. (NYSE:SPH), a marketer of propane gas and related products and services nationwide, today announced that its operating partnership has sold certain propane related assets to Ferrellgas Partners, L.P. (NYSE:FGP), of Liberty, Missouri, for cash. The transaction closed on January 9, 2004.

The transaction included 11 Customer Service Centers: seven locations in Texas, two in Missouri and one each in Kansas and Oklahoma. The proceeds will be used for general partnership purposes, which may include working capital, capital expenditures, acquisitions and/or debt reduction.

In making this announcement, Suburban Propane's President and Chief Executive Officer, Mark A. Alexander said, "The sale of these particular properties to Ferrellgas is consistent with our strategy of continuously evaluating and identifying opportunities to optimize our return on assets and reposition ourselves in markets that, for our Partnership, present the best opportunities for growth. These are quality assets with quality people, and they're an excellent geographic fit for Ferrellgas."

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,150,000 residential, commercial, industrial and agricultural customers through more than 400 customer service centers in 40 states.